Exhibit 99.1

Indaptus Therapeutics Reports Fourth Quarter and Year End 2021 Financial Results and

Provides Corporate Update

NEW YORK (March 21, 2022) - Indaptus Therapeutics, Inc. (Nasdaq: INDP) (“Indaptus” or the “Company”), today announces financial results for the fourth quarter and year ended December 31, 2021 and provides a corporate update.

“We enter 2022 excited about the future for Indaptus as we continue to advance our clinical readiness with site selection, toxicology studies and other tasks necessary for the successful clearance of our Investigational New Drug application,” said Jeffrey Meckler, Chief Executive Officer of Indaptus. “With Dr. Litchev at the clinical helm, we look forward to his final evaluation of the study design and clinical strategy. We remain on track to initiate this important Phase 1 study of Decoy20 this year and look forward to bringing this novel, multi-targeted therapy to the fight against cancer.”

Recent Corporate Highlights

Appointed Boyan Litchev, M.D., as Chief Medical Officer

In January, Indaptus announced the appointment of Boyan Litchev, M.D., as Chief Medical Officer. Dr. Litchev will oversee clinical strategy, clinical development and the conduct of all clinical programs. Dr. Litchev brings significant experience across a multitude of medical leadership roles that are specifically relevant for Indaptus.

Appointed Mark Gilbert, M.D., to Board of Directors

In December, Indaptus announced the appointment of Mark Gilbert, M.D., to its Board of Directors. Dr. Gilbert served as Chief Medical Officer of Juno Therapeutics prior to its acquisition by Celgene Corporation and currently serves as Executive Vice President of Research and Development at Acepodia.

Financial Highlights for Fourth Quarter and Full Year Ended December 31, 2021

Research and development expenses, for the three-month period ended December 31, 2021, were approximately $1 million, an increase of approximately $0.6 million, or approximately 150%, compared with approximately $0.4 million in the three-month period ended December 31, 2020. Research and development expenses for the twelve-month period ended December 31, 2021, were approximately $2.5 million, a decrease of approximately $0.1 million, or approximately 4%, compared with approximately $2.6 million in the twelve-month period ended December 31, 2020. The increase for the three-month period was primarily due to salaries and share-based compensation. The change in the twelve-month period was a result of the manufacturing and characterization costs of Decoy20 in 2020 that was offset by the increase of salaries and share-based compensation in 2021.

General and administrative expenses for the three-month period ended December 31, 2021, were approximately $2.3 million, an increase of approximately $1.9 million, or approximately 475%, compared with approximately $0.4 million in the three-month period ended December 31, 2020. General and administrative expenses for the twelve-month period ended December 31, 2021, amounted to approximately $5.2 million, an increase of approximately $4.2 million, or approximately 420%, compared to approximately $1.0 million for the twelve-month period ended December 31, 2020. The increase for the three and twelve-month periods was primarily as a result of increased payroll and related expenses, stock-based compensation expense for stock options issued in August 2021 and professional fees associated with being a public company following the Decoy merger.

Loss per share for the twelve-month period ended December 31, 2021, was approximately $1.89 compared with approximately $1.84 for the twelve-month period ended December 31, 2020.

As of December 31, 2021, the Company had cash and cash equivalents of approximately $39.1 million. As of December 31, 2020, the Company had cash and cash equivalents of approximately $1.6 million.

Net cash used in operating activities was approximately $11.3 million for the twelve-month period ended December 31, 2021, compared with net cash used in operating activities of approximately $3.3 million for the twelve-month period ended December 31, 2020. This increase resulted primarily from an increase in general and administrative expenses and effects of the Decoy merger and changes in operating assets and liabilities.

Net cash provided by financing activities for the twelve-month period ended December 31, 2021, was approximately $48.3 million, which was primarily provided by the proceeds from the Company’s private placement offering in August 2021 that resulted in net proceeds of approximately $27.3 million, net proceeds from the Decoy merger in the amount of approximately $15.7 million and the sale of additional Simple Agreements for Future Equity (SAFEs) in the amount of approximately $5.0 million. Net cash provided by financing activities for the twelve-month period ended December 31, 2020, was approximately $1.2 million, which was provided by the sale of SAFEs.

More detailed information can be found in the Company’s Annual Report, a copy of which has been filed with the Securities and Exchange Commission and posted on the Company’s website at www.indaptusrx.com. You may request a copy of the Company’s Form 10-K, at no cost to you, by writing to the Chief Financial Officer of the Company at 3 Columbus Circle, 15th Floor, New York, NY 10019 or by calling the Company at (347) 480 9760.

About Indaptus Therapeutics

Indaptus Therapeutics has evolved from more than a century of immunotherapy advances. The Company’s approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Indaptus’ patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, with reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity, including safe, durable anti-tumor response synergy with each of five different classes of existing agents, including checkpoint therapy, targeted antibody therapy and low-dose chemotherapy in preclinical models. Tumor eradication by Indaptus technology has been demonstrated to produce both innate and adaptive immunological memory and, importantly, does not require provision of or targeting a specific tumor antigen in pre-clinical models. Indaptus has carried out successful GMP manufacturing of its lead clinical oncology candidate, Decoy20, and has completed other IND enabling studies.

Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act. These include statements regarding management’s expectations, beliefs and intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. Forward-looking statements can be identified by the use of forward-looking words such as “believe”, “expect”, “intend”, “plan”, “may”, “should”, “could”, “might”, “seek”, “target”, “will”, “project”, “forecast”, “continue” or “anticipate” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the following: our plans to develop and potentially commercialize its technology, the timing and cost of our planned investigational new drug application and any clinical trials, the completion and receiving favorable results in any clinical trials, Indaptus’ ability to obtain and maintain regulatory approval of any product candidate, our ability to protect and maintain its intellectual property and licensing arrangements, our ability to develop, manufacture and commercialize its product candidates, the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation, and our estimates regarding future revenue, expenses capital requirements and the need for additional financing. More detailed information about the risks and uncertainties affecting us is contained under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K filed with the SEC on March 21, 2022, and in other filings that we have made and may make with the Securities and Exchange Commission in the future. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Contact:

Will O’Connor

Stern IR

+1 212-362-1200

will@sternir.com

INDAPTUS THERAPEUTICS, INC.

Consolidated Balance Sheets

As of December 31, 2021 and 2020

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$39,132,165	$1,637,499
Assets held for sale	148,400	-
Prepaid expenses and other current assets	1,106,653	94,500

Total current assets	40,387,218	1,731,999

Non-current assets:
Property and equipment, net	3,800	1,349
Operating lease right-of-use asset	169,088	-
Other assets	16,477	44,445

Total non-current assets	189,365	45,794

Total assets	$40,576,583	$1,777,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$4,507,676	$598,365
Operating lease liability, current portion	96,465	-
SAFE agreements	-	1,417,129

Total current liabilities	4,604,141	2,015,494

Non-current liabilities:
Operating lease liability, net of current portion	72,862	-

Total non-current liabilities	72,862	-

Total liabilities	4,677,003	2,015,494

Commitments and contingent liabilities

Stockholders’ equity (deficit):
Preferred stock; Series Seed; $0.01 par value; 5,000,000 and 972,335 shares authorized as of December 31, 2021 and 2020, respectively, 0 and 835,928 shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	8,359
Common stock; $0.01 par value, 200,000,000 and 3,185,224 shares authorized as of December 31, 2021 and 2020, respectively; 8,258,597 and 1,944,672 shares issued and outstanding as of December 31, 2021 and 2020, respectively	82,586	19,447
Additional paid in capital	51,487,881	7,693,994
Accumulated deficit	(15,670,887)	(7,959,501)

Total stockholders’ equity (deficit)	35,899,580	(237,701)

Total liabilities and stockholders’ equity (deficit)	$40,576,583	$1,777,793

INDAPTUS THERAPEUTICS, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	2021	2020
Operating expenses:
Research and development	$2,523,153	$2,655,017
General and administrative	5,205,955	944,248

Total operating expenses	7,729,108	3,599,265

Loss from operations	(7,729,108)	(3,599,265)

Other income, net	17,722	15,114

Net loss	$(7,711,386)	$(3,584,151)

Net loss available to common stockholders per share of common stock, basic and diluted	$(1.89)	$(1.84)

Weighted average number of shares used in calculating net loss per share, basic and diluted	4,090,599	1,944,672

INDAPTUS THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(7,711,386)	$(3,584,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,403	852
Stock-based compensation	1,510,258	139,960
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(837,917)	2,811
Accounts payable and other current liabilities	(4,236,656)	113,900
Operating lease right-of-use asset and liability, net	240	-
Other assets	(16,477)	2,000
Net cash used in operating activities	(11,290,535)	(3,324,628)

Cash flows from investing activities:
Proceeds received for assets held for sale	451,600	-
Purchases of property and equipment	(3,854)	-

Net cash provided by investing activities	447,746	-

Cash flows from financing activities:
Proceeds from merger	16,346,622	-
Decoy’s transaction costs	(665,627)	-
Issuance of pre-funded warrants and warrants	29,972,727	-
Issuance costs of Private Placement	(2,706,598)	-
Exercise of prepaid warrants	27,273	-
Proceeds from SAFEs, net	5,000,000	1,163,172
Exercise of stock options	363,058	-

Net cash provided by financing activities	48,337,455	1,163,172

Net increase (decrease) in cash and cash equivalents	37,494,666	(2,161,456)

Cash and cash equivalents at beginning of year	1,637,499	3,798,955

Cash and cash equivalents at end of year	$39,132,165	$1,637,499

Noncash investing and financing activities
Conversion of preferred stock	$8,359	$-
Conversion of SAFEs	$6,417,129	$-
Liabilities assumed, net of non-cash assets received in reverse merger	$7,616,175	$-
Initial recognition of operating right-of-use asset and lease liability upon lease commencement	$183,480	$-
Reclass from non-current assets to current assets	$44,445	$-
Release of deposit upon closing of merger	$200,000	$-

Supplemental cash flow disclosures
Cash paid for income taxes	$800	$800
Cash received for interest earned on deposits	$5,141	$14,260